Exhibit 99

PRESS RELEASE

For Release:	April 30, 2020
Nasdaq:	MFNC
Contact:	Jesse A. Deering, EVP & Chief Financial Officer (248) 290-5906 /jdeering@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

REPORTS 2020 FIRST quarter Results AND PRovides COVID-19 UPDATE

Manistique, Michigan – Reflecting on this quarter and moving forward into 2020, we first acknowledge how the COVID-19 pandemic has impacted the daily operations and the lives of all our employees and clients in a swift and uncertain manner. Mackinac Financial Corporation (Nasdaq: MFNC) (“we”, or the “Corporation”) the bank holding company for mBank (“the Bank”), continues to actively work to assist its staff members, clients, communities and shareholders during this challenging time. In addition to the customary earnings discussion, further information about the Corporation’s COVID-19 pandemic response and ongoing monitoring is contained throughout the release.

The Corporation today announced 2020 first quarter net income of $3.05 million, or $.28 per share, compared to 2019 first quarter net income of $3.17 million, or $.30 per share. Weighted average shares outstanding for the first quarter of 2020 were 10,717,967 compared to 10,720,127 for the same period of 2019.

Total assets of the Corporation at March 31, 2020 were $1.36 billion, compared to $1.32 billion at March 31, 2019. Shareholders’ equity at March 31, 2020 totaled $160.06 million, compared to $154.75 million at March 31, 2019. Book value per share outstanding equated to $15.20 at the end of the first quarter 2020, compared to $14.41 per share outstanding a year ago. Tangible book value at quarter-end was $135.61 million, or $12.87 per share outstanding, compared to $129.97 million, or $12.10 per share outstanding at the end of the first quarter 2019.

Additional notes:

•	mBank, the Corporation’s primary asset, recorded net income of $3.40 million for the first quarter of 2020.

•	The Corporation repurchased 240,644 shares under its share repurchase program during the first quarter at an average price of $11.34. It has since paused its repurchase activity.

•	Though not reflected in the first quarter results, we have funded approximately $160 million of Payroll Protection Program (PPP) loans. These loans are supporting over one thousand small businesses throughout our footprint with the majority of recipients residing in the Upper Peninsula and Northern Michigan.

•	Non-interest income was very solid for the quarter including secondary market mortgage fees of $538K and premiums on the sale of Small Business Administration (SBA) guaranteed loans of $710K.

•	The residential mortgage pipeline resides at very robust levels and we expect strong output from this line of business as we look to upcoming quarters.

•	Core operating margin, which is net of accretion from acquired loans that were subject to purchase accounting adjustments, was 4.32%.

•	The first quarter provision for loan losses was $100 thousand. While this amount was consistent with past quarters, as a result of COVID-19, the qualitative factors for economic conditions were adjusted within the Allowance for Loan Losses (ALLL) calculation and methodology. The Corporation is not currently required to utilize CECL and management will actively refine the provision and loan reserves as client impact and broader economic data from the pandemic become more clear in the second quarter and beyond.

COVID-19 Operating Update

Upon the onset of the COVID-19 pandemic, management took proactive measures and moved quickly to implement protocols and adjust operations to continue to serve all constituencies. Speaking to these specific operational actions, President of the Corporation and President and CEO of mBank, Kelly W. George, stated: “When the Coronavirus crisis started to heighten around mid-March, we began to swiftly activate our pandemic response plan in each critical risk area of the bank. Certainly, first and foremost, the initial step was to take precautionary health measures for the safety of our staff and clients at the banking centers given that our lobbies are where the most human interaction took place on a daily basis. We subsequently closed our lobby access in the middle of March and began serving clients who needed in-person transactions almost exclusively via drive-thru window. We are also heavily utilizing our phone, online and mobile service capacity as we engage in as little client and staff activity within the lobbies as possible and expect this protocol to continue into the near future.”

He went on to say, “Our experience in operating our uniquely disparate footprint for a community bank, coupled with investments in technology that were needed to manage our geographies, have provided a strong framework to continue to service clients effectively under these unusual circumstances. It has also enabled us to make timely business decisions as we work through this crisis. In addition, the experience of working together as a management team for many years and our prior utilization of more flexible remote work schedules for various levels of staff have contributed to as seamless of a transition as could be hoped for in the new COVID-19 operating environment.”

Other aspects of the pandemic response plan that were implemented or that we continue to refine are noted below:

•	Testing of various contingency funding sources and ensuring the Corporation is monitoring the inflows and outflows of cash throughout its balance sheet to make certain that adequate levels of liquidity are maintained.

•	The establishment of a COVID-19 Task Force that meets several times a week. This task force is made up of executive-level managers and is designed to ensure that timely and prudent operating protocols are applied to enhance necessary oversight of mission critical risk areas and human resources.

•	The rollout of a COVID-19 loan relief program consistent with prudent industry guidance to support our clients’ near term cash flow needs and assist both consumers and businesses, in various ways, that have been immediately adversely impacted. We have provided needed relief to approximately 20% of our loan base as of this release, with the majority of such relief supporting business clients in hospitality, tourism, gas stations and commercial real estate.

•	Continual messaging and outreach to maintain staff and community confidence.

Revenue

Total revenue of the Corporation for first quarter 2020 was $17.60 million, compared to $16.95 million for the first quarter of 2019. Total interest income for the first three months of 2020 was $15.67 million, compared to $15.83 million for the same period in 2019. The 2020 first quarter interest income included accretive yield of $819 thousand from combined credit mark accretion associated with acquisitions, compared to $526 thousand in the same period of 2019.

Loan Production and Portfolio Mix

Total balance sheet loans at March 31, 2020 were $1.04 billion, compared to March 31, 2019 balances of $1.04 billion. Total loans under management reside at $1.33 billion, which includes $287.13 million of service retained loans. Overall loan production for the first three months of 2020 was $66.8 million, compared to $81.4 million in the first quarter of 2019 and $44.97 million for the same period of 2018.

Prior to the COVID-19 outbreak, payoff activity continued to somewhat constrain portfolio growth with $29.22 million of total commercial credits being paid off ahead of scheduled maturity in the first quarter. Out of this $29.22 million, approximately $5.25 million resulted from collateral divestments by various borrowers, and another $15.30 million in client relationships that were refinanced at pricing and structure terms that the Corporation does not offer within our traditional bank lending guidelines. Payoff activity has subsided since the onset of the COVID-19 pandemic.

Commenting on new loan production and overall lending activities, Mr. George stated, “Early quarter loan production was solid during the seasonally slowest origination period of the year. However, as we transitioned from the middle of March to April, loan activity was dominated by pandemic related items and keeping up with a very high level of consumer mortgage loan activity which continues to pick up. We have been very proactive with our client base and communities in COVID-19 outreach to gauge real time impacts in our various markets, along with providing loan payment modification relief and assisting clients by being a market leader in terms of originating PPP loans to ensure continuity of the workforce in our more rural trade areas. We are also involved in some of the other specific pandemic-based relief programs that are being sponsored at the state level and are looking to use the whole spectrum of federal and state services to support our clients and all small businesses in our communities until commerce expands in a meaningful way.”

Credit Quality

Nonperforming loans totaled $6.42 million, or .61% of total loans at March 31, 2020, compared to $5.59 million, or .53% of total loans at March 31, 2019. Total loan delinquencies greater than 30 days resided at 1.23%, compared to .95% in 2019.  The nonperforming assets to total assets ratio resided at .64% for first quarter of 2020, compared to .57% for the first quarter of 2019. Commenting on overall credit risk, Mr. George stated, “We had seen no signs of any adverse systemic issues or material deterioration in our loan portfolio prior to the COVID-19 pandemic. At the onset of COVID-19, we began to actively work to identify potential heightened industry and consumer exposure within the portfolio based on our footprint.”

Mr. George continued, “Most of these credits are very good borrowers with whom we have had long-standing relationships, but COVID-19 has unavoidably impacted their business. Most possess well-positioned balance sheets, reside in desirable waterfront or primary commerce hub centric areas that can sustain some stress, but certainly their revenues have been severely impacted over the last couple of months and will continue to be. We do believe they are well positioned to be nimble enough to make adjustments to safely serve clients shortly after business resumes and individuals feel more comfortable moving around once health data regarding the future of the pandemic is procured as we move into summer. Also, our markets are destinations that are predominately reached by automobile, where tourists are not reliant on air travel. Overall, we feel that we have as good of a handle on what we are doing as possible in terms of loan relief from the regulatory guidance provided, where the environmental factors affecting risk trends are moving, and the industry areas to focus on. All of these measures will continue to be refined for financial reporting and with respect to our ALLL as we work through this crisis in the upcoming quarters and more clarity arises as to the level of credit impact for community banks such as ours.”

Margin Analysis, Funding and Liquidity

Net interest income for first quarter 2020 was $13.40 million, resulting in a Net Interest Margin (NIM) of 4.60%, compared to $13.24 million in the first quarter 2019 and a NIM of 4.55%. Core operating margin, which is net of accretion from acquired loans that were subject to purchase accounting adjustments, was 4.32% for the first quarter of 2020, compared to 4.37% for the same period of 2019. The quarter-over-quarter core margin increase from December 31, 2019 was the result of the positive impact from early period repricing of brokered deposits, some prepayment fees associated with the aforementioned early quarter loan payoffs and also a small rate expansion in the mortgage loan portfolio pre-COVID-19.

Total bank deposits (excluding brokered deposits) have increased by $21.02 million year-over-year from $978.07 million at March 31, 2019 to $999.09 million at first quarter-end 2020. Total brokered deposits have decreased significantly and were $96.29 million at March 31, 2020, compared to $119.18 million at March 31, 2019, a decrease of 19%. It is noted that brokered deposits have increased by roughly $40 million since yearend 2019. This increase is the direct result of the bank taking precautionary measures to augment its cash position at the onset of the COVID-19 pandemic. FHLB (Federal Home Loan Bank) borrowings were also flat at $64 million since the end of 2019. Overall access to short term functional liquidity remains very strong through multiple sources.

Mr. George stated, “Core bank deposits have increased year-over-year as a result of strong deposit gathering efforts through 2019. The collective activities to grow our core deposit base and lessen reliance on wholesale sources over the past 18-24 months has stabilized our balance sheet liquidity and provided a strong foundation to work through this crisis. With the large drop in interest rates from the Federal Reserve this quarter, we once again proactively reviewed our internal deposit rates and market competition to maintain appropriate pricing to help best offset the margin compression from our variable rate loan portfolio. These initiatives were completed while being highly cognizant to protect our core deposit base with the onset of the COVID-19 crisis. We have not experienced significant outflows of customer deposits above or beyond what we would expect during a normal first quarter. This is primarily due to the fact that the mix of our loan portfolio is not heavily concentrated with large unfunded lines of credit. On those we do have, we saw minimal concerning activity. We continue to have strong access to multiple sources of external funding and also expect to utilize the Federal Reserve’s Payroll Protection Program Liquidity Facility for the funding of the majority of the PPP loans we originate to balance the use of all our available funding sources and most prudently structure the liability side of our balance sheet.”

Noninterest Income / Expense

First quarter 2020 Noninterest Income was $1.94 million, compared to $1.12 million for the same period of 2019. The significant year-over-year improvement is mainly a combination of the secondary market mortgage and SBA sales. The SBA sales were not inclusive of any PPP loan activity, all of which took place in the second quarter. Noninterest Expense for the first quarter of 2020 was $11.37 million, compared to $10.24 million for the same period of 2019. For comparison purposes, noninterest expense for the fourth quarter of 2019 equated to $10.81 million. The quarter-over-quarter change was mainly the result of normalized data processing expenses and FDIC insurance premiums.

Assets and Capital

Total assets of the Corporation at March 31, 2020 were $1.36 billion, compared to $1.32 billion at March 31, 2019. Shareholders’ equity at March 31, 2020 totaled $160.06 million, compared to $154.75 million at March 31, 2019. Book value per share outstanding equated to $15.20 at the end of the first quarter 2020, compared to $14.41 per share outstanding a year ago. Tangible book value at quarter-end was $135.61 million, or $12.87 per share outstanding, compared to $129.97 million, or $12.10 per share outstanding at the end of the first quarter 2019.

Both the Corporation and the Bank are “well-capitalized” with total risk-based capital to risk-weighted assets of 13.41% at the Corporation and 13.23% at the Bank and tier 1 capital to total tier 1 average assets at the Corporation of 10.20% and at the Bank of 10.06%. The Corporation is monitoring the impact of the recent pandemic-associated market volatility on its Goodwill asset. The Corporation may undertake a Goodwill impairment study in the second quarter to confirm the value of this intangible asset depending on how market events unfold.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation and Chairman of mBank concluded, “As we work through the latest economic crisis, we remain poised to weather this storm in the same manner we have other global events in the past. Our Executive Management team is a group that has been with the bank through the economic downturn in 2008 and 2009 and will be active in positioning the Corporation to help all constituencies while preserving shareholder value. We are the same bank currently as we were going into this and continue to be well-capitalized, appropriately conservative and have plenty of liquidity. Our commitment is to continue with our steadfast efforts to help our employees, customers and communities through this crisis.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $1.3 billion and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 29 branch locations; eleven in the Upper Peninsula, ten in the Northern Lower Peninsula, one in Oakland County, Michigan, and seven in Northern Wisconsin. The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: the effects of the COVID-19 pandemic, particularly potentially negative effects on our customers, borrowers, third party service providers and our liquidity; changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Corporation with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and For the	As of and For the	As of and For the
	Period Ending	Year Ending	Period Ending
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2020	2019	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$1,356,381	$1,320,069	$1,316,996
Loans	1,044,177	1,058,776	1,045,428
Investment securities	114,734	107,972	113,460
Deposits	1,095,381	1,075,677	1,097,248
Borrowings	67,120	64,551	46,878
Shareholders' equity	160,060	161,919	154,746

Selected Statements of Income Data (three months and year ended)
Net interest income	$13,397	$53,907	$13,236
Income before taxes	3,862	17,710	4,009
Net income	3,051	13,850	3,167
Income per common share - Basic	.28	1.29	.30
Income per common share - Diluted	.28	1.29	.30
Weighted average shares outstanding - Basic	10,717,967	10,737,653	10,720,127
Weighted average shares outstanding- Diluted	10,817,470	10,757,507	10,723,921

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.60%	4.57%	4.55%
Efficiency ratio	73.78	69.10	70.81
Return on average assets	.93	1.04	.97
Return on average equity	7.54	8.78	8.36

Average total assets	$1,321,134	$1,332,882	$1,320,080
Average total shareholders' equity	162,661	157,831	153,689
Average loans to average deposits ratio	97.30%	95.03%	95.10%

Common Share Data at end of period:
Market price per common share	$10.45	$17.56	$15.74
Book value per common share	15.20	15.06	14.41
Tangible book value per share	12.87	12.77	12.10
Dividends paid per share, annualized	.560	.520	.480
Common shares outstanding	10,533,589	10,748,712	10,740,712

Other Data at end of period:
Allowance for loan losses	$5,292	$5,308	$5,154
Non-performing assets	$8,644	$7,377	$7,549
Allowance for loan losses to total loans	.51%	.49%	.49%
Non-performing assets to total assets	.64%	.56%	.57%
Texas ratio	6.13%	4.41%	5.59%

Number of:
Branch locations	29	29	29
FTE Employees	316	304	305

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	March 31,
	2020	2019	2019
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$97,041	$49,794	$55,923
Federal funds sold	31	32	1,040
Cash and cash equivalents	97,072	49,826	56,963

Interest-bearing deposits in other financial institutions	8,825	10,295	12,712
Securities available for sale	114,734	107,972	113,460
Federal Home Loan Bank stock	4,924	4,924	4,924

Loans:
Commercial	760,357	765,524	732,678
Mortgage	263,445	272,014	293,126
Consumer	20,375	21,238	19,624
Total Loans	1,044,177	1,058,776	1,045,428
Allowance for loan losses	(5,292)	(5,308)	(5,154)
Net loans	1,038,885	1,053,468	1,040,274

Premises and equipment	24,522	23,608	23,479
Other real estate held for sale	2,228	2,194	1,961
Deferred tax asset	3,154	3,732	6,906
Deposit based intangibles	4,874	5,043	5,549
Goodwill	19,574	19,574	19,224
Other assets	37,589	39,433	31,544

TOTAL ASSETS	$1,356,381	$1,320,069	$1,316,996

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$278,191	$287,611	$245,201
NOW, money market, interest checking	369,003	373,165	363,753
Savings	109,818	109,548	110,978
CDs<$250,000	227,924	233,956	245,427
CDs>$250,000	14,152	12,775	12,706
Brokered	96,293	58,622	119,183
Total deposits	1,095,381	1,075,677	1,097,248

Federal funds purchased	22,790	6,225	6,780
Borrowings	67,120	64,551	46,878
Other liabilities	11,030	11,697	11,344
Total liabilities	1,196,321	1,158,150	1,162,250

SHAREHOLDERS’ EQUITY:
Common stock and additional paid in capital - No par value Authorized - 18,000,000 shares Issued and outstanding - 10,533,589; 10,748,712 and 10,740,712 respectively	127,003	129,564	129,204
Retained earnings	33,316	31,740	25,347
Accumulated other comprehensive income (loss)
Unrealized (losses) gains on available for sale securities	151	1,025	413
Minimum pension liability	(410)	(410)	(218)
Total shareholders’ equity	160,060	161,919	154,746

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,356,381	$1,320,069	$1,316,996

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,
	2020	2019
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$14,613	$14,595
Tax-exempt	74	47
Interest on securities:
Taxable	621	703
Tax-exempt	87	98
Other interest income	270	385
Total interest income	15,665	15,828

INTEREST EXPENSE:
Deposits	1,927	2,354
Borrowings	341	238
Total interest expense	2,268	2,592

Net interest income	13,397	13,236
Provision for loan losses	100	100
Net interest income after provision for loan losses	13,297	13,136

OTHER INCOME:
Deposit service fees	403	406
Income from loans sold on the secondary market	538	312
SBA/USDA loan sale gains	710	125
Mortgage servicing amortization	259	120
Net security gains	-	-
Other	27	154
Total other income	1,937	1,117

OTHER EXPENSE:
Salaries and employee benefits	6,051	5,435
Occupancy	1,124	1,081
Furniture and equipment	802	718
Data processing	825	709
Advertising	212	309
Professional service fees	498	434
Loan origination expenses and deposit and card related fees	381	179
Writedowns and losses on other real estate held for sale	3	28
FDIC insurance assessment	150	134
Communications expense	213	228
Other	1,113	989
Total other expenses	11,372	10,244

Income before provision for income taxes	3,862	4,009
Provision for income taxes	811	842

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$3,051	$3,167

INCOME PER COMMON SHARE:
Basic	$.28	$.30
Diluted	$.28	$.30

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	March 31,	December 31,	March 31,
	2020	2019	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$136,477	$141,965	$147,752
Hospitality and tourism	94,734	97,721	85,604
Lessors of residential buildings	48,529	51,085	46,702
Gasoline stations and convenience stores	26,495	27,176	24,663
Logging	21,380	22,136	21,073
Commercial construction	29,971	40,107	33,118
Other	402,771	385,334	373,766
Total Commercial Loans	760,357	765,524	732,678

1-4 family residential real estate	244,059	253,918	281,104
Consumer	20,375	21,238	19,624
Consumer construction	19,386	18,096	12,022

Total Loans	$1,044,177	$1,058,776	$1,045,428

Credit Quality (at end of period):

	March 31,	December 31,	March 31,
	2020	2019	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$6,416	$5,172	$5,588
Loans past due 90 days or more	-	11	-
Restructured loans	-	-	-
Total nonperforming loans	6,416	5,183	5,588
Other real estate owned	2,228	2,194	1,961
Total nonperforming assets	$8,644	$7,377	$7,549
Nonperforming loans as a % of loans	.61%	.49%	.53%
Nonperforming assets as a % of assets	.64%	.56%	.57%
Reserve for Loan Losses:
At period end	$5,292	$5,308	$5,154
As a % of outstanding loans	.51%	.50%	.49%
As a % of nonperforming loans	82.48%	102.41%	92.23%
As a % of nonaccrual loans	82.48%	102.63%	92.23%
Texas Ratio	6.13%	4.41%	5.59%

Charge-off Information (year to date):
Average loans	$1,047,144	$1,047,439	$1,046,740
Net charge-offs (recoveries)	$116	$260	$129
Charge-offs as a % of average loans, annualized	.04%	.02%	.05%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
BALANCE SHEET (Dollars in thousands)

Total loans	$1,044,177	$1,058,776	$1,059,942	$1,060,703	$1,045,428
Allowance for loan losses	(5,292)	(5,308)	(5,308)	(5,306)	(5,154)
Total loans, net	1,038,885	1,053,468	1,054,634	1,055,397	1,040,274
Total assets	1,356,381	1,320,069	1,355,383	1,330,723	1,316,996
Core deposits	984,936	1,004,280	1,022,115	989,116	965,359
Noncore deposits	110,445	71,397	91,464	125,737	131,889
Total deposits	1,095,381	1,075,677	1,113,579	1,114,853	1,097,248
Total borrowings	67,120	64,551	70,079	46,232	53,678
Total shareholders' equity	160,060	161,919	160,165	157,840	154,746
Total tangible equity	135,612	137,302	135,379	133,236	129,973
Total shares outstanding	10,533,589	10,748,712	10,740,712	10,740,712	10,740,712
Weighted average shares outstanding	10,717,967	10,748,712	10,740,712	10,740,712	10,720,127

AVERAGE BALANCES (Dollars in thousands)

Assets	$1,321,134	$1,347,916	$1,354,220	$1,326,827	$1,320,080
Earning assets	1,171,551	1,205,241	1,204,782	1,179,584	1,180,989
Loans	1,047,144	1,081,294	1,065,337	1,051,998	1,046,740
Noninterest bearing deposits	284,677	283,259	284,354	260,441	235,247
Deposits	1,076,206	1,080,359	1,124,433	1,103,413	1,099,644
Equity	162,661	161,588	159,453	156,491	153,689

INCOME STATEMENT (Dollars in thousands)

Net interest income	$13,397	$13,350	$13,324	$13,997	$13,236
Provision for loan losses	100	35	50	200	100
Net interest income after provision	13,297	13,315	13,274	13,797	13,136
Total noninterest income	1,937	1,848	1,878	1,110	1,117
Total noninterest expense	11,372	10,813	10,444	10,263	10,244
Income before taxes	3,862	4,350	4,708	4,644	4,009
Provision for income taxes	811	1,054	989	975	842
Net income available to common shareholders	$3,051	$3,296	$3,719	$3,669	$3,167
Income pre-tax, pre-provision	$3,962	$4,385	$4,758	$4,844	$4,109

PER SHARE DATA

Earnings per common share	$.28	$.31	$.35	$.34	$.30
Book value per common share	15.20	15.06	14.91	14.70	14.41
Tangible book value per share	12.87	12.77	12.60	12.40	12.10
Market value, closing price	10.45	17.56	15.46	15.80	15.74
Dividends per share	.140	.140	.140	.120	.120

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.61%	.49%	.46%	.44%	.53%
Nonperforming assets/total assets	.64	.56	.55	.51	.57
Allowance for loan losses/total loans	.51	.50	.50	.50	.49
Allowance for loan losses/nonperforming loans	82.48	102.41	109.33	113.55	92.23
Texas ratio	6.13	4.41	5.31	4.91	5.59

PROFITABILITY RATIOS

Return on average assets	.93%	.97%	1.09%	1.11%	.97%
Return on average equity	7.54	8.09	9.25	9.40	8.36
Net interest margin	4.60	4.39	4.39	4.76	4.55
Average loans/average deposits	97.30	100.09	94.74	95.34	95.10

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	10.20%	10.09%	9.81%	9.74%	9.54%
Tier 1 capital to risk weighted assets	12.89	12.71	12.39	12.20	12.28
Total capital to risk weighted assets	13.41	13.22	12.90	12.72	12.79
Average equity/average assets (for the quarter)	12.31	11.99	11.77	11.80	11.64
Tangible equity/tangible assets (at quarter end)	10.18	10.60	10.17	10.20	10.06